Exhibit 99.1

Interface Group Holding Company, Inc.
Financial Statements
December 31, 2003 and June 30, 2004

Report of Independent Auditors

To the Directors and Stockholder of Interface
Group Holding Company, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholder’s equity, and cash flows present fairly, in all material respects, the financial position of Interface Group Holding Company, Inc., at December 31, 2003, and the results of its operations and its cash flows for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financials statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As further described in Note 1, on July 29, 2004 Interface Group Holding Company, Inc. was acquired by Las Vegas Sands, Inc.

/s/ PricewaterhouseCoopers LLP

October 5, 2004

Interface Group Holding Company, Inc.
Consolidated Balance Sheets
December 31, 2003 and June 30, 2004 (Unaudited)
(in thousands of dollars)

	December 31, 2003	June 30, 2004
		(unaudited)

Assets
Current assets
Cash and cash equivalents	$10,433	$13,241
Accounts receivable, net	904	735
Amounts held in escrow	19,297	21,284
Prepaid expenses and other assets	539	550
Due from affiliates	2,146	961

Total current assets	33,319	36,771

Property and equipment, net	52,494	51,294
Redeemable Preferred Interest in Venetian Casino Resort, LLC	238,328	252,628
Other assets, net of accumulated amortization
of $5,700 and $5,046, respectively	723	68

	$324,864	$340,761

Liabilities and Stockholder´s Equity
Current liabilities
Accounts payable	$2,196	$3,171
Accrued expenses	1,395	1,426
Deferred revenue and customer deposits	14,664	12,193
Current maturities of long-term debt	4,963	3,158

Total current liabilities	23,218	19,948

Long-term debt	122,549	121,167

Total liabilities	145,767	141,115

Commitments and contingencies

Stockholder´s equity
Common stock, no par value, 25,000 shares authorized
10,000 shares issued and outstanding	1	1
Capital in excess of par value	19,269	19,269
Receivable from stockholder	(1,270)	(1,812)
Retained earnings	161,097	182,188

Total stockholder´s equity	179,097	199,646

	$324,864	$340,761

        The accompanying notes are an integral part of these financial statements.

Interface Group Holding Company, Inc.
Consolidated Statements of Income
Year Ended December 31, 2003 and Six Months Ended June 30, 2003 and 2004 (Unaudited)
(in thousands of dollars)

		Six Months Ended
	December 31,	June 30,
	2003	2003	2004
		(unaudited)	(unaudited)

Show revenue	$54,502	$28,732	$36,752

Costs and expenses
Show expenses	22,778	11,169	15,805
Selling, general and administrative	18,611	9,764	9,291
Depreciation	3,022	1,526	1,521

Total operating costs and expenses	44,411	22,459	26,617

Operating income	10,091	6,273	10,135

Other income and expense
Interest income	409	209	197
Interest expense	(7,518)	(3,833)	(3,541)
Preferred return on Redeemable Preferred
Interest in Venetian Casino Resort, LLC	26,217	12,727	14,300

Net income	$29,199	$15,376	$21,091

        The accompanying notes are an integral part of these financial statements.

Interface Group Holding Company, Inc.
Consolidated Statements of Stockholder’s Equity
Year Ended December 31, 2003 and Six Months Ended June 30, 2004 (Unaudited)
(in thousands of dollars)

	Common Stock		Capital in	Receivable
	Number of Shares	Amount	Excess of Par Value	from Stockholder	Retained Earnings	Total

Balance at December 31, 2002	10,000	$1	$18,548	$(680)	$131,898	$149,767
Contributions	–	–	721	–	–	721
Receivable from stockholder	–	–	–	(590)	–	(590)
Net income	–	–	–	–	29,199	29,199

Balance at December 31, 2003	10,000	1	19,269	(1,270)	161,097	179,097
Receivable from stockholder (unaudited)	–	–	–	(542)	–	(542)
Net income (unaudited)	–	–	–	–	21,091	21,091

Balance at June 30, 2004 (unaudited)	10,000	$1	$19,269	$(1,812)	$182,188	$199,646

        The accompanying notes are an integral part of these financial statements.

Interface Group Holding Company, Inc.
Consolidated Statements of Cash Flows
Year Ended December 31, 2003 and Six Months Ended June 30, 2003 and 2004 (Unaudited)
(in thousands of dollars)

		Six Months Ended
	December 31,	June 30,
	2003	2003	2004
		(unaudited)	(unaudited)

Cash flows from operating activities
Net income	$29,199	$15,376	$21,091
Adjustments to reconcile net income to net
cash provided by operating activities
Depreciation	3,022	1,526	1,521
Amortization of deferred loan costs	1,348	668	655
Preferred return on Redeemable Preferred
Interest in Venetian Casino Resort, LLC	(26,217)	(12,727)	(14,300)
Changes in assets and liabilities
Accounts receivable	(571)	(274)	169
Prepaid expenses and other assets	122	305	(11)
Accounts payable	(843)	182	975
Accrued expenses	72	29	31
Deferred revenues and customer deposits	(1,190)	(1,982)	(2,471)
Due to/from affiliates	(1,491)	245	643

Net cash provided by operating activities	3,451	3,348	8,303

Cash flows from investing activities
Purchases of property and equipment	(737)	(288)	(321)
Amounts held in escrow	307	614	(1,987)

Net cash provided by (used in) investing activities	(430)	326	(2,308)

Cash flows from financing activities
Contributions	721	–	–
Repayments of long-term debt	(6,050)	(2,973)	(3,187)

Net cash used in financing activities	(5,329)	(2,973)	(3,187)

Net increase (decrease) in cash and cash equivalents	(2,308)	701	2,808
Cash and cash equivalents at beginning of period	12,741	12,741	10,433

Cash and cash equivalents at end of period	$10,433	$13,442	$13,241

Supplemental disclosure of cash flow information
Cash paid for interest	$6,225	$3,165	$2,886

        The accompanying notes are an integral part of these financial statements.

Interface Group Holding Company, Inc.
Notes to Financial Statements
December 31, 2003 and June 30, 2004 (Unaudited)

1.	Organization and Business of Company

Interface Group Holding Company, Inc. (the “Company”), a Nevada corporation, through its subsidiary Interface Group Nevada, Inc. (“IGN”) owns and operates the Sands Expo and Convention Center (“SECC”). Since 1990, SECC has been principally engaged in the operation of a 1.2 million square foot facility that rents convention, meeting and exhibition space and provides various other convention-related services. SECC jointly markets its facilities with its affiliated company, Las Vegas Sands, Inc. (“LVSI”).

On July 29, 2004, the sole stockholder of the Company contributed his entire interest in the Company to LVSI in exchange for 220,370 shares of LVSI’s common stock. At the time of the acquisition, the fair value of LVSI’s common stock was estimated to be $1,500 per share. The sole stockholder of the Company is also the principal stockholder of LVSI. As such, LVSI will account for the acquisition of the Company as a reorganization of entities under common control, in a manner similar to a pooling-of-interests.

2.	Summary of Significant Accounting Policies

Cash and Cash Equivalents
Cash and cash equivalents consist of cash and short-term investments with original maturities not in excess of 90 days.

Property and Equipment
Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from five to thirty years. Expenditures for maintenance and repairs are charged to expense as incurred.

Management reviews assets for possible impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment losses would be recognized when estimated future cash flows expected to result from the use of the assets and their eventual disposition are less than their carrying amounts. No such impairment losses have been identified by management.

Other Non-current Assets
Other non-current assets consist primarily of deferred loan costs, which are amortized based on the term of the related debt instruments using the straight-line method, which approximates the effective interest method. Such amortization has been included in interest expense in the accompanying statements of income and totaled $1.3 million during the year ended December 31, 2003.

Deferred Revenue and Customer Deposits
Deferred revenue for future services and customer deposits for future convention facility rentals are recorded to the extent that the installments have been paid or billed pursuant to contractual terms. Revenue is recorded in income when the related services are performed or event is held.

Interface Group Holding Company, Inc.
Notes to Financial Statements
December 31, 2003 and June 30, 2004 (Unaudited)

Income Taxes
The Company has elected to be treated as a qualified S Corporation, a tax pass-through entity for federal income tax purposes. Nevada does not levy a corporate income tax. Accordingly, no provision for federal or state income taxes has been made in the accompanying financial statements.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk
Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. To minimize this risk, the Company routinely assesses the financial strength of its customers; however, collateral is not required. Accounts receivable from two customers at December 31, 2003 accounted for 62.1% of total accounts receivable. Management does not believe that the Company is subject to any material potential credit losses.

During the year ended December 31, 2003, sales to one customer represented 8% of revenues. This customer has committed, through contract agreements, to hold shows at the SECC through 2007.

Accounting for Derivative Instruments and Hedging Activities
In June 1998, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 133 (“SFAS 133”), entitled “Accounting for Derivative Instruments and Hedging Activities,” which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If specific conditions are met, a derivative may be specifically designated as a hedge of specific financial exposures. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and, if used in hedging activities, it depends on its effectiveness as a hedge. In order to qualify for hedge accounting, the underlying hedged item must expose the Company to risks associated with market fluctuations and the financial instrument used must be designated as a hedge and must reduce the Company’s exposure to market fluctuation throughout the hedge period. If these criteria are not met, a change in the market value of the financial instrument is recognized as a gain or loss in the period of change. Otherwise, gains and losses are not recognized except to the extent that the financial instrument is disposed of prior to maturity. Net interest paid or received pursuant to the financial instrument is included as interest expense in the period.

Interface Group Holding Company, Inc.
Notes to Financial Statements
December 31, 2003 and June 30, 2004 (Unaudited)

3.	Property and Equipment Property and equipment consists of the following:

(in thousands of dollars)	December 31, 2003

Land, building and improvements	$69,155
Furniture, fixtures and equipment	11,702
Automobiles	624

81,481
Less: Accumulated depreciation	(28,987)

$52,494

4.	Redeemable Preferred Interest in Venetian Casino Resort, LLC

During 1997, the Company contributed $77.1 million in cash to Venetian Casino Resort, LLC (“Venetian”) (a wholly owned subsidiary of LVSI) in exchange for a Series A preferred interest (the “Series A Preferred Interest”) in Venetian. By its terms, the Series A Preferred Interest was convertible at any time into a Series B preferred interest in Venetian (the “Series B Preferred Interest”). In August 1998, the Series A Preferred Interest was converted into the Series B Preferred Interest. The rights of the Series B Preferred Interest include the accrual of a preferred return of 12% from the date of contribution in respect of the Series A Preferred Interest. Until certain indebtedness of Venetian is repaid, the preferred return on the Series B Preferred Interest will accrue, but will not be paid in cash. During the second and third quarters of 1999, the Company contributed $37.3 million and $7.1 million, respectively of cash in exchange for additional Series B Preferred Interest. During the year ended December 31, 2003 and the six months ended June 30, 2004, income of $26.2 million and $14.3 million, respectively was accrued on the Series B Preferred Interest related to the contributions made. There were no distributions of the Series B Preferred Interest paid during the year ended December 31, 2003 and the six months ended June 30, 2004. Upon the completion of LVSI’s acquisition of the Company, the accrual of interest on the Series B Preferred Interest was ceased and it is anticipated that the Series B Preferred Interest will be retired.

5.	Long-Term Debt

Debt consists of the following:

(in thousands of dollars)	December 31, 2003	June 30, 2004
		(unaudited)
$141.0 million note payable with
interest at LIBOR plus 3.44%	$127,512	$124,325
Less: Current portion	(4,963)	(3,158)

	$122,549	$121,167

Interface Group Holding Company, Inc.
Notes to Financial Statements
December 31, 2003 and June 30, 2004 (Unaudited)

On June 28, 2001, the Company entered into a $141.0 million loan agreement with a financial institution. The proceeds from the loan were used to pay, in full, the outstanding balances of the Company’s then existing notes payable. Principal and interest on the loan are payable on the first calendar day of each month. The loan was due August 1, 2004. On July 30, 2004, the Company paid the total outstanding debt balance as more fully described in Note 9.

The loan was collateralized by a deed of trust on substantially all of the land, buildings, and equipment of SECC. Pursuant to the loan agreement, the Company was required to maintain certain minimum debt service coverage ratios (as defined) and was also required to maintain an escrow account to provide for taxes, insurance, customer deposits, certain capital expenditures, and one month’s principal and interest. At December 31, 2003 and June 30, 2004, $19.3 million and $21.3 million, respectively was held in escrow. Excess cash beyond the required escrow balances are available to the Company for utilization at its discretion.

The loan bore interest at LIBOR plus 3.44% and for the year ended December 31, 2003, the average interest rate was 4.6%. The Company had entered into an interest rate cap agreement for the full amount of the loan, which expired on July 30, 2004. The agreement was used to limit the exposure of increases in interest rates and limited the maximum LIBOR rate for purposes of the loan’s variable interest rate calculation to 5.65%. The interest rate cap provision entitled the Company to receive from the counterparties the amounts, if any, by which the selected market interest rates exceeded the strike rates stated in such agreement.

As of December 31, 2003, the cap agreement had a fair value of $0, based on quoted market values from the institution holding the agreement.

6.	Employee Benefits

All full time employees of SECC may participate in SECC’s 401(k) plan. The plan allows participants to defer, on a pre-tax basis, a portion of their salary and to accumulate tax-deferred earnings as a retirement fund. SECC matches 150% of the first $390 of employee contributions and 50% of employee contributions in excess of $390 up to a maximum of 3% of participating employee’s eligible gross wages. During the year ended December 31, 2003, SECC accrued $49,000 in matching contributions to the plan.

7.	Related Party Transactions

Related party receivables consist of the following:

(in thousands of dollars)	December 31, 2003	June 30, 2004
		(unaudited)

Due from Las Vegas Sands, Inc.	$1,490	$788
Due from stockholder	1,270	1,812
Due from Interface Employee Leasing	656	173

	$3,416	$2,773

Interface Group Holding Company, Inc.
Notes to Financial Statements
December 31, 2003 and June 30, 2004 (Unaudited)

The Company provides certain travel and jet airplane services as well as convention and meeting facility services to LVSI. For the year ended December 31, 2003 and the six months ended June 30, 2004, the Company recognized revenues of $1.5 million and $1.0 million, respectively and had receivables from LVSI of $1.5 million and $.8 million as of December 31, 2003 and June 30, 2004, respectively.

In the course of providing convention services to its customers, on occasion, the Company may be required to use meeting room space of LVSI to accommodate requests by its customers. For the year ended December 31, 2003 and the six months ended June 30, 2004, the Company incurred and paid expenses to LVSI of $2.7 million and $1.8 million, respectively for facilities usage and related charges. There were no amounts due to LVSI as of December 31, 2003 and June 30, 2004.

The Company has paid certain expenditures on behalf of its sole stockholder related to his aircraft. As of December 31, 2003 and June 30, 2004, amounts due from the sole stockholder for these advances were $1.3 million and $1.8 million, respectively. As further described in Note 9, the Company distributed these receivables and certain other assets to its sole stockholder.

The Company pays for salaries and workers’ compensation premiums on behalf of Interface Employee Leasing (“IEL”). IEL is an affiliate of the Company through common ownership by the Company’s sole stockholder. As of December 31, 2003 and June 30, 2004, amounts due from IEL for these advances were $.7 million and $.2 million, respectively.

8.	Commitments and Contingencies

On October 17, 2003, Bear Stearns Funding, Inc. (the “Plaintiff”) entered into a lawsuit against the Company. The Plaintiff is seeking damages against the Company for alleged breach of contract in the amount of $1.5 million, plus interest and costs. The claim asserts that the amount is due as an agreed-upon fee in connection with the $141.0 million loan agreement described in Note 5. The Company has asserted six counter claims against the Plaintiff in an amount to be determined at trial, but expected to be in excess of $1.5 million. As of October 5, 2004, the date of this report, the Company and its legal counsel were not able to determine the probability of the outcome of these matters. Accordingly, no losses have been provided for in the accompanying financial statements.

The Company is party to other litigation matters and claims related to its operations. In addition, the Company makes various commitments and incurs contingent liabilities. While it is not feasible to predict the outcome of these other matters, the Company does not presently expect that any sum it may be required to pay in connection with these matters would have a material adverse effect on its financial position, results of operations or cash flows.

During 1997, IGN entered into an energy services agreement with a heating and air conditioning (“HVAC”) provider. Under the terms of the energy services agreement and other separate energy services agreements between certain affiliated entities and the HVAC provider, HVAC energy and services will be purchased by IGN and certain affiliated entities over an initial term of ten years with an option to collectively extend the terms of their agreements for two consecutive five-year periods. The charges payable under the energy services agreement include a fixed component applied to HVAC costs paid by the HVAC provider and reimbursement of operational and related costs and a management fee. Expenses incurred under the energy services agreement, including variable usage charges, totaled $2.6 million during the year ended December 31, 2003.

Interface Group Holding Company, Inc.
Notes to Financial Statements
December 31, 2003 and June 30, 2004 (Unaudited)

Estimated future minimum fixed payments related to the fixed component of HVAC costs under the energy services agreement are as follows:

(dollars in thousands)

Years Ending
2004	$814
2005	814
2006	814
2007	407

$2,849

9.	Subsequent Events

Immediately prior to the July 29, 2004 acquisition of the Company by LVSI, the Company distributed approximately $15.3 million to its sole stockholder. The distribution was comprised of $12.9 million of cash, $1.9 million of receivables due from the sole stockholder and $.5 million of certain fixed and other assets.

In connection with LVSI’s acquisition of the Company on July 29, 2004, LVSI contributed approximately $27.0 million to the Company such that the Company could pay its existing indebtedness, as further described below.

On July 30, 2004, the Company entered into a $100.0 million loan agreement with a financial institution. The proceeds from the loan, together with the above described equity contribution, were used to pay off the outstanding balance of the Company’s existing note payable as more fully described in Note 5. The new loan matures in August 2006 with two successive options to extend the maturity date for one year each and a third six month extension period. The loan accrues interest at a variable rate of LIBOR plus 3.75% with principal and interest payments due monthly and a balloon payment due on the maturity date. The loan is collateralized by substantially all of the land, buildings, and equipment of SECC. The new loan agreement includes certain restrictive covenants based on the operating income of the Company. Under accounting principles generally accepted in the United States of America, due to the completion of this refinancing transaction, the Company has not classified all of the note payable as a current liability in the accompanying balance sheets.